Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2006 Results

Revenue Increases 10 Percent From Q4 2005

FREMONT, Calif., Apr. 19, 2006 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates today reported financial results for the first quarter ended March 31, 2006.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

First Quarter 2006 Results

Revenue for the first quarter of 2006 was $8.5 million compared with $7.7 million for the fourth quarter of 2005.  During the first quarter, substrate revenue was $7.1 million compared with $6.1 million in the prior quarter primarily due to our improved quality and higher demands for two-inch and six-inch diameter wafers.  Revenue from raw materials sales was $1.4 million for the first quarter of 2006 compared with $1.7 million in the fourth quarter of 2005. Raw materials sales in the fourth quarter of 2005 benefited from the timing of certain customer shipments that fell from the third quarter into the fourth quarter.

Gross margin was 17.8 percent in the first quarter of 2006, compared with 8.4 percent in the fourth quarter of 2005.  The 17.8 percent gross margin included sales of fully reserved wafers of $569,000, which positively affected the quarterly gross margin by 6.7 percentage points.  By comparison, the prior quarter 8.4 percent gross margin included sales of fully reserved wafers of $642,000, or 8.3 percentage points of the quarterly gross margins, offset by year-end inventory valuation adjustments of $573,000, which negatively affected the quarterly gross margin by 7.4 percentage points.

Operating expenses were $3.8 million in the first quarter of 2006, compared with $4.0 million in the fourth quarter of 2005.  The company adopted Statement of Financial Accounting Standard No. 123 (revised) (SFAS 123R) effective as of January 1, 2006. Under the prior accounting standard (Accounting Principles Board Opinion 25 (APB 25)), the company recorded compensation expense with respect to equity-based compensation granted to non-employees, primarily consultants, on a fair-value basis and with respect to equity-based compensation granted to employees based on the difference, if any, between the market value of our common stock and the exercise price of the options granted as of the date of grant. Under APB 25, the company was generally not required to record any compensation expense in its financial statements related to the issuance of market-value priced equity awards to employees. Under SFAS 123R, beginning with the first quarter of fiscal 2006, the company began to recognize compensation expense for all share-based payments made to employees and consultants based on the fair value as of the date of

4281 Technology Drive Fremont. CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

grant.  For the first quarter of fiscal 2006, the company recorded $258,000 in stock-related compensation expense in its consolidated financial statements under SFAS 123R. For the first quarter of fiscal 2005, the company recorded $(5,000) of stock-based compensation benefit in its consolidated financial statements under the prior accounting standard.

The company reported a loss from operations of $2.3 million for the first quarter of 2006, compared with a loss from operations of $3.4 million for the fourth quarter of 2005.

Net interest and other income was $366,000 for the first quarter of 2006 compared with net interest and other expense of $286,000 for the fourth quarter of 2005.  Other income included a gain on sale of 100,000 shares of Finisar stock totaling $376,000.  As of March 31, 2006, the company continues to hold approximately 1.1 million shares of Finisar.  The company also recorded an income tax provision of $318,000 for the first quarter of 2006 relating to foreign entities, compared with a U.S. federal income tax benefit of $1.0 million in the prior quarter.

Net loss in the first quarter of 2006 was $2.2 million or a loss of $0.10 per basic and diluted share, compared with a loss of $2.7 million or a loss of $0.12 per basic and diluted share for the fourth quarter of 2005.

Management Qualitative Comments

“During the first quarter, we continued strong execution of our growth plans with good revenue growth and positive feedback from our customers on the quality and consistency of our products,” said Phil Yin, chief executive officer.  “As a result, we posted revenue growth in a quarter that has historically been seasonally down.  The intensive efforts of our operations group have resulted in a significantly improved quality and manufacturing process.  Most importantly, as each month progresses, we are demonstrating to our marketplace that we are able to continually deliver a high quality product in volume quantity.

“As we look ahead, we are energized by the goal of regaining our stature in the industry and becoming the number one compound substrate supplier in the world.  We are participating in a growing market that is full of opportunity.  We have the most experience and demonstrated leadership in VGF technology, as well as rapidly expandable capacity and a lower cost-environment in which to produce our products.  Further, with our sales efforts gaining momentum and significant competitive advantages such as our raw material joint ventures, the prospects for our continued growth are strong.  Our goal is to bring enhanced value to our customers, stockholders and employees through revenue and margin increases and operating expense reductions that will ultimately lead us to profitability.”

Outlook for Second Quarter, Ending June 30, 2006

AXT projects the following performance for the second quarter of 2006:

•                  Revenue is expected to be between $8.6 million and $8.9 million;

•                  Net loss is expected to be between $1.4 million and $1.8 million, including stock compensation expense of $275,000; and

•                  Net loss per diluted share is expected to be between $0.06 and $0.08.

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Conference Call

A conference call will be held today at 1:30 p.m. PST.  The conference call can be accessed at (973) 935-2100 (PIN 7155648).  The call will also be webcast on the Internet at www.axt.com.  The webcast will be archived for one year.  Replays will be available at (973) 341-3080 until April 26, 2006.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications.  AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials.  For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the NASDAQ National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our aggressive growth plan, market growth, growth in our market share, future revenue and margin improvements and operating expense reductions, future profitability, improvements in our product quality and in our manufacturing costs and efficiencies, and opportunities to grow our business, as well as expected quarterly financial results for the second quarter of fiscal 2006.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and maintain product quality improvements, the potential outcome of securities litigation and other litigation filed against us, as well as any other actions that may be filed against us by current or former employees for wrongful termination or health and safety issues, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005

Revenue	$8,471	$6,634
Cost of revenue	6,961	6,355
Gross profit	1,510	279

Operating expenses:
Selling, general and administrative	3,230	4,252
Research and development	534	362
Restructuring charge	(2)	125
Total operating expenses	3,762	4,739
Loss from operations	(2,252)	(4,460)
Interest income, net	128	119
Other income (expense), net	238	(105)
Loss before provision for income taxes	(1,886)	(4,446)
Provision for income taxes	318	35
Loss from continuing operations	(2,204)	(4,481)
Discontinued operations:
Gain from discontinued operations	1	358
Net loss	$(2,203)	$(4,123)

Basic and diluted loss per share:
Loss from continuing operations	$(0.10)	$(0.20)
Gain from discontinued operations	0.00	0.02
Net loss per share	$(0.10)	$(0.18)

Shares used in computing basic and diluted loss per share	22,986	23,147

Stock compensation expense:
Cost of revenue	$28	$—
Selling, general and administrative	174	(5)
Research and development	56	—
Total stock compensation expense	$258	$(5)

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AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$12,853	$17,472
Short-term investments	9,163	5,555
Accounts receivable, net	5,917	5,226
Inventories, net	15,802	16,156
Prepaid expenses and other current assets	2,859	1,801
Total current assets	46,594	46,210

Property, plant and equipment, net	16,359	17,306
Other assets	3,685	3,832
Restricted deposits	7,450	7,450

Total assets	$74,088	$74,798

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,463	$3,070
Accrued liabilities	5,758	6,028
Accrued restructuring	128	465
Current portion of long-term debt	450	300
Total current liabilities	8,799	9,863

Long-term debt, net of current portion	7,102	7,420
Other long-term liabilities	1,643	1,897
Total liabilities	17,544	19,180

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,787	155,464
Accumulated deficit	(106,979)	(104,776)
Other comprehensive income	4,204	1,398
Total stockholders’ equity	56,544	55,618

Total liabilities and stockholders’ equity	$74,088	$74,798